Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 15, 2017 relating to the consolidated financial statements of e.l.f. Beauty, Inc. and subsidiaries appearing in the Registration Statement No. 333-216720, as amended, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 30, 2017